EXHIBIT 4.1

CARDERO RESOURCE CORP.

(the “Company”)

INCENTIVE STOCK OPTION PLAN

1.	Objectives

The Plan is intended as an incentive to enable the Company to:

(a)	attract and retain qualified directors, officers, employees and consultants of the Company and its Affiliates,
(b)	promote a proprietary interest in the Company and its Affiliates among its employees, officers, directors and consultants, and
(c)	stimulate the active interest of such persons in the development and financial success of the Company and its Affiliates.
2.	Definitions

As used in the Plan, the terms set forth below shall have the following respective meanings:

“Affiliate” has the meaning ascribed thereto in the Securities Act, as amended from time to time;

“Associate” has the meaning ascribed thereto in the Securities Act, as amended from time to time;

“Board” means the board of directors of the Company;

“Committee” means a committee of the Board that the Board may, in accordance with subsection 3.1, designate to administer the Plan;

“Consultant” shall have the meaning set forth in National Instrument 45-106, as may be amended or superseded from time to time;

“Company” means Cardero Resource Corp., a company governed by the Business Corporations Act (British Columbia);

“Director” means a member of the Board;

“Employees” means an employee of the Company or any of its Affiliates and includes:

(a)	an individual who is (or would be if he were employed in Canada) considered an employee of the Company or any of its Affiliates under the Income Tax Act (Canada);
(b)	an individual who works full-time for the Company or any of its Affiliates providing services normally provided by an employee and who is subject to the same direction and control by the Company or such Affiliate over the details and methods of work as an employee of the Company or such Affiliate; and

(c)

an individual who works for the Company or any of its Affiliates on a continuing and regular basis for a minimum amount of time per week or month providing services normally provided by an employee and who is subject to the same control and direction by the Company or such Affiliate over the details of work as an employee of the Company or such Affiliate;

“Insider” in relation to the Company means:

(d)	an insider as defined under the Securities Act, other than a person who falls within that definition solely by virtue of being a director or Senior Officer of a subsidiary of the Company, and
(e)	an Associate of any person who is an Insider by virtue of (a);

“Management Company Employee” means an Employee who is an Employee of a person providing management services to the Company or an Affiliate of the Company;

“Non-Employee Director” means a director of the Company or of an Affiliate of the Company who is not an Employee or a Senior Officer;

“Option” means an option to purchase Shares granted under or subject to the terms of the Plan;

“Option Agreement” means a written agreement between the Company and an Optionee that sets forth the terms, conditions and limitations applicable to an Option;

“Option Period” means the period for which an Option is granted;

“Optioned Shares” means the Shares for which an Option is or may become exercisable;

“Optionee” means a person to whom an Option has been granted under the terms of the Plan or who holds an Option that is otherwise subject to the terms of the Plan;

“Plan” means this Incentive Stock Option Plan of the Company;

“Securities Act” means the Securities Act (British Columbia), R.S.B.C. 1996 c.418, as amended from time to time;

“Senior Officer” has the meaning ascribed thereto in the Securities Act;

“Shares” means common shares without par value in the capital stock of the Company as the same is presently constituted; and

“TSX” means the Toronto Stock Exchange or any successor thereto.

3.	Administration of the Plan
3.1

The Plan will be administered by a Committee of two or more Directors who may be designated from time to time to serve as the Committee for the Plan, all of the sitting members of which shall be current Directors. Notwithstanding the existence of any such Committee, the Board itself will retain independent and concurrent power to undertake any action hereunder delegated to the Committee, whether with respect to the Plan as a whole or with respect to individual Options granted or to be granted under the Plan.

3.2

Subject to the limitations of the Plan, the Committee shall have full power to grant Options, to determine the terms, limitations, restrictions and conditions respecting such Options and to settle, execute and deliver Option Agreements and bind the Company accordingly, to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper and to reserve, allot, fix the price of and issue Shares pursuant to the grant and exercise of Options, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan.

3.3

Notwithstanding any provision of this Plan, the Committee may, in its discretion grant Options as it sees fit, or otherwise, accelerate the vesting or exercisability of any Option, eliminate or make less restrictive any restrictions contained in an Option, waive any restriction or other provision of the Plan or an Option or otherwise amend or modify an Option in any manner that is either:

(a)	not adverse to the Optionee holding such Option; or
(b)	consented to by such Optionee;

and, subject to any required approvals of any stock exchange or regulatory body having jurisdiction over the securities of the Company, provide for the extension of the Option Period of an outstanding Option.

3.4

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee shall be liable for anything done or omitted to be done by such member, by any other member of the Committee or by any officer of the Company, in connection with the performance of any duties under the Plan, except those which arise from such member’s own wilful misconduct or as expressly provided by statute.

3.5	The Company shall pay all administrative costs of the Plan.

4.	Eligibility for Options
4.1

Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants of the Company and its Affiliates who are, in the opinion of the Committee, in a position to contribute to the success of the Company or any of its Affiliates or who, by virtue of their service to the Company or any predecessors thereof or to any of its Affiliates, are in the opinion of the Committee, worthy of special recognition. Except as may be otherwise set out in this Plan, the granting of Options is entirely discretionary. Nothing in this Plan shall be deemed to give any person any right to participate in this Plan or to be granted an Option and the designation of any Optionee in any year or at any time shall not require the designation of such person to receive an Option in any other year or at any other time. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the amounts and terms of their respective Options.

4.2

If an Optionee who is granted an Option is an Employee, Management Company Employee or Consultant of the Company or any of its Affiliates, the Option Agreement pertaining to such Option shall contain a representation by both the Company and the Optionee that the Optionee is a bona fide Employee, Management Company Employee or Consultant of the Company or its Affiliates.

4.3

Subject to the acceptance of this Plan for filing by the TSX, any options over securities of the Company previously granted by the Company which remain outstanding as at November 28, 2002, will be deemed to have been issued under and will be governed by the terms of the Plan provided that, in the event of inconsistency between the terms of the agreements governing such options previously granted and the terms of the Plan, the terms of such agreements shall govern. Any Shares issuable upon exercise of such options granted previously will be included for the purpose of calculating the amounts set out in subsection 5.1 hereof.

4.4

Subject to any applicable regulatory approvals, Options may also be granted under the Plan in exchange for outstanding options granted by the Company or any predecessor Company thereof or any Affiliate thereof, whether such outstanding options were granted under the Plan, under any other stock option plan of the Company or any predecessor Company or any Affiliate thereof, or under any stock option agreement with the Company or any predecessor Company or Affiliate thereof.

4.5

Subject to any applicable regulatory approvals, Options may also be granted under the Plan in substitution for outstanding options of one or more other companies in connection with a plan of arrangement or exchange, amalgamation, merger, consolidation, acquisition of property or shares, or other reorganization between or involving such other companies the Company or any of its Affiliates.

5.	Number of Shares Reserved under the Plan
5.1	The number of Shares that may be reserved for issuance under the Plan, is limited as follows:

(a)

the maximum aggregate number of Shares issuable pursuant to the exercise of Options granted under the Plan shall be a maximum of 10% of the issued and outstanding Shares at the date of grant (including Shares issuable upon the exercise of outstanding stock options as at November 28, 2002, referred to in subsection 4.3 hereof), provided that:

(i)

if any Option subject to the Plan is forfeited, expires, is terminated or is cancelled for any reason whatsoever (other than by reason of the exercise thereof), then the maximum number of Shares for which Options may be granted hereunder shall be increased by the number of Shares which were the subject of such forfeited, expired, terminated or cancelled Option;

(ii)	such maximum number of Shares shall be appropriately adjusted in the event of any subdivision or consolidation of the Shares; and
(b)

if and for so long as the Shares are listed on the TSX, the maximum aggregate number of Shares that may be reserved under the Plan or other share compensation arrangements of the Company for issuance to:

(i)	Insiders may not exceed 10% of the issued and outstanding number of Shares; and
(ii)	Insiders within a one-year period may not exceed 10% of the issued and outstanding Shares.
6.	Number of Optioned Shares per Option
6.1

Subject always to the limitations in subsection 5.1, the number of Optioned Shares under an Option shall be determined by the Committee, in its discretion, at the time such Option is granted, taking into consideration the Optionee’s present and potential contribution to the success of the Company and taking into account all other Options then held by such Optionee.

7.	Price
7.1

The exercise price per Optioned Share under an Option shall be determined by the Committee, in its discretion, at the time such Option is granted, but such price shall be fixed in compliance with the applicable provisions of the TSX Company Manual in force at the time of grant and, in any event, shall not be less than the closing price of the Shares on the TSX on the trading day immediately preceding the day on which the Option is granted (provided that if there are no trades on such day then the last closing price within the preceding ten trading days will be used, and if there are no trades within such ten-day period, then the simple average of the bid and ask prices on the trading day immediately preceding the day of grant will be used). The exercise price at which, and the number of optioned securities for which, an outstanding Option may be exercised following a subdivision or consolidation of the Shares shall be subject to adjustment in accordance with section 11.

7.2	The exercise price per Optioned Share under an Option may be reduced at the discretion of the Committee if:
(a)	at least six months has elapsed since the later of the date such Option was granted and the date the exercise price for such Option was last amended; and
(b)	disinterested shareholder approval is obtained for any reduction in the exercise price under an Option held by an Insider of the Company;

provided that if the exercise price is reduced, the TSX four month hold period will apply from the date of the amendment and further provided that no such conditions will apply in the case of an adjustment made under subsection 5.1(a)(ii).

8.	Option Period and Exercise of Options
8.1

The Option Period for an Option shall be determined by the Committee at the time the Option is granted and may be up to ten (10) years from the date the Option is granted. At the time an Option is granted, the Committee may determine that, with respect to that Option, upon the occurrence of one of the events described in subsection 10.1 there shall come into force a time limit for exercise of such Option which is different than the Option Period, and in the event of such a determination, the Option Agreement for such Option shall contain provisions which specify the events and time limits related to that determination. Subject to the applicable maximum Option Period provided for in this subsection 8.1 and subject to applicable regulatory requirements and approvals, the Committee may extend the Option Period of an outstanding Option beyond its original expiration date, (whether or not such Option is held by an Insider).

8.2	The Committee may determine when any Option will become exercisable and may determine that the Option shall be exercisable in instalments.
8.3

If there is a takeover bid or tender offer made for all or any of the issued and outstanding Shares, then the Board may, in its sole and absolute discretion and if permitted by applicable legislation, unilaterally determine that outstanding Options, whether fully vested and exercisable or subject to vesting provisions or other limitations on exercise, shall be conditionally exercisable in full to enable the Optioned Shares subject to such Options to be conditionally issued and tendered to such bid or offer, subject to the condition that if the bid or offer is not duly completed the exercise of such Options and the issue of such Shares will be rescinded and nullified and the Options, including any vesting provisions or other limitations on exercise which were in effect will be re-instated.

8.4

The vested portions of Options will be exercisable, in whole or in part, at any time after vesting. If an Option is exercised for fewer than all of the Optioned Shares for which the Option has then vested, the Option shall remain in force and exercisable for the remaining Optioned Shares for which the Option has then vested, according to the terms of such Option.

8.5

The exercise of any Option will be contingent upon receipt by the Company of payment in full for the exercise price of the Shares being purchased in cash by way of certified cheque or bank draft. Neither an Optionee nor the legal representatives, legatees or distributees of such Optionee will be, or will be deemed to be, a holder of any Shares subject to an Option under the Plan unless and until certificates for such Shares are issuable to the Optionee or such other persons pursuant to the Option or the Plan.

9.	Stock Option Agreement
9.1

Upon the grant of an Option to an Optionee, the Company and the Optionee shall enter into an Option Agreement setting out the number of Optioned Shares subject to the Option, the Option Period and, if applicable, the vesting schedule for the Option, and incorporating the terms and conditions of the Plan and any other requirements of regulatory authorities and stock exchanges having jurisdiction over the securities of the Company, together with such other terms and conditions as the Committee may determine in accordance with the Plan.

10.	Effect of Termination of Employment or Death
10.1

An outstanding Option shall remain in full force and effect and exercisable according to its terms for the Option Period notwithstanding that the holder of such Option ceases to be a Director, Employee, Senior Officer or Consultant of the Company for any reason, including death, subject always to any express term in any Option Agreement made pursuant to subsection 8.1 which provides that upon the occurrence of one of such events there shall come into force a time limit for exercise of such Option which is different than the Option Period. So long as the Shares are listed on the TSX (unless otherwise permitted by the TSX) the maximum period within which the heirs or administrators of a deceased Optionee may exercise any portion of an outstanding Option is one (1) year from the date of death or the balance of the Option Period, which ever is earlier.

10.2

In the event of the death of an Optionee, an Option which remains exercisable may be exercised in accordance with its terms by the person or persons to whom such Optionee’s rights under the Option shall have passed under the Optionee’s will or pursuant to law.

11.	Adjustment in Shares Subject to the Plan
11.1

Following the date an Option is granted, the exercise price for and the number of Optioned Shares which are subject to an Option will be adjusted, with respect to the then unexercised portion thereof, by the Committee from time to time (on the basis of such advice as the Committee considers appropriate, including, if considered appropriate by the Committee, a certificate of the auditor of the Company) in the events and in accordance with the provisions and rules set out in this section 11, with the intent that the rights of Optionees under their Options are, to the extent possible, preserved notwithstanding the occurrence of such events. The Committee will conclusively determine any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules, and any such determination will be binding on the Company, the Optionee and all other affected parties.

11.2

The number of Optioned Shares to be issued on the exercise of an Option shall be adjusted from time to time to account for each dividend of Shares (other than a dividend in lieu of cash dividends paid in the ordinary course), so that upon exercise of the Option for an Optioned Share the Optionee shall receive, in addition to such Optioned Share, an additional number of Shares (“Additional Shares”), at no further cost, to adjust for each such dividend of Shares. The adjustment shall take into account every dividend of Shares that occurs between the date of the grant of the Option and the date of exercise of the Option for such Optioned Share. If there has been more than one such dividend, the adjustment shall also take into account that the dividends that are later in time would have been distributed not only on the Optioned Share had it been outstanding, but also on all Additional Shares which would have been outstanding as a result of previous dividends.

11.3

If the outstanding Shares are changed into or exchanged for a different number of shares or into or for other securities of the Company or securities of another Company or entity, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then on each exercise of the Option which occurs following such events, for each Optioned Share for which the Option is exercised, the Optionee shall instead receive the number and kind of shares or other securities of the Company or other Company into which such Option Share would have been changed or for which such Option Share would have been exchanged if it had been outstanding on the date of such event.

11.4

If the outstanding Shares are changed into or exchanged for a different number of shares or into or for other securities of the Company or securities of another Company or entity, in a manner other than as specified in subsections 11.2 or 11.3, then the Committee, in its sole discretion, may make such adjustment to the securities to be issued pursuant to any exercise of the Option and the exercise price to be paid for each such security following such event as the Committee in its sole and absolute discretion determines to be equitable to give effect to the principle described in subsection 11.1, and such adjustments shall be effective and binding upon the Company and the Optionee for all purposes.

11.5

If the Company distributes, by way of a dividend or otherwise, to all or substantially all holders of Shares, property, evidences of indebtedness or shares or other securities of the Company (other than Shares) or rights, options or warrants to acquire Shares or securities convertible into or exchangeable for Shares or other securities or property of the Company, other than as a dividend in the ordinary course, then, if the Committee, in its sole discretion, determines that such action equitably requires an adjustment in the exercise price under any outstanding Option or in the number(s) of Optioned Shares subject to any such Option, or both, such adjustment may be made by the Committee and shall be effective and binding on the Company and the Optionee for all purposes.

11.6	No adjustment or substitution provided for in this section 11 shall require the Company to issue a fractional share in respect of any Option. Fractional shares shall be eliminated.
11.7	The grant or existence of an Option shall not in any way limit or restrict the right or power of the Company to effect adjustments, reclassifications, reorganizations,

arrangements or changes of its capital or business structure, or to amalgamate, merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

12.	Non-Assignability
12.1

Neither the Options nor the benefits and rights of any Optionee under any Option or under the Plan shall be assignable or otherwise transferable, except as specifically provided in subsection 10.2 in the event of the death of the Optionee. During the lifetime of the Optionee, all such Options, benefits and rights may only be exercised by the Optionee.

13.	Employment
13.1

Nothing contained in the Plan shall confer upon any Optionee, or any person employing a Management Company Optionee, any right with respect to employment or continuance of employment with, or the provision of services to, the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the Optionee’s employment or the services of any such person at any time. Participation in the Plan by an Optionee is voluntary.

14.	Regulatory Acceptances
14.1

The Plan is subject to the acceptance of the Plan for filing by the TSX, and the Committee is authorized to amend the Plan from time to time in order to comply with any changes required from time to time by such applicable regulatory authorities, whether as conditions to the acceptance for filing of the Plan or otherwise, provided that no such amendment will in any way derogate from the rights held by Optionees holding Options (vested or unvested) at the time thereof without the consent of such Optionees.

14.2

The obligation of the Company to issue and deliver Optioned Shares pursuant to the exercise of any Options granted under the Plan is subject to the acceptance of the Plan for filing by the TSX. If any Shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to obtain such acceptance for filing, then the obligation of the Company to issue such Optioned Shares shall terminate and any amounts paid to the Company for such Optioned Shares shall be returned to the Optionee forthwith without interest or deduction.

15.	Securities Regulation and Tax Withholding
15.1

Where necessary to enable the Company to use an exemption from requirements to register Optioned Shares or file a prospectus or use a registered dealer to distribute Optioned Shares under securities laws applicable to the securities of the Company in any jurisdiction, an Optionee, upon the acquisition of any Optioned Shares by the exercise of Options and as a condition to such exercise, shall provide to the Committee such evidence as the Committee requires to demonstrate that the Optionee or recipient will acquire such Optioned Shares with investment intent (i.e. for investment purposes) and not with a view to their distribution, including an undertaking to that effect in a form acceptable to the Committee. The Committee may cause a legend or legends to be placed upon any certificates for the Optioned Shares to make appropriate reference to applicable resale restrictions, and the Optionee or recipient shall be bound by such restrictions. The Committee also may take such other action or require such other action or agreement by such Optionee or proposed recipient as may from time to time be necessary to comply with applicable securities laws. This provision shall in no way obligate the Company to undertake the registration or qualification of any Options or the Option Shares under any securities laws applicable to the securities of the Company.

15.2

For all purposes of the Plan, the Committee and the Company may take all such measures as they deem appropriate or necessary to comply with applicable laws, including income tax laws and securities laws and regulations, as well as the rules of regulatory authorities having jurisdiction over the Company or in respect of the securities of the Company. Without limitation to the foregoing, the Committee and the Company may withhold and remit to tax authorities such sums which might otherwise be due or accruing due by the Company to an Optionee, if such withholding and remittance are required under applicable income tax laws in connection with the grant or exercise of the Optionee’s Options.

15.3

Issuance, transfer or delivery of certificates for Optioned Shares acquired pursuant to the Plan may be delayed, at the discretion of the Committee, until the Committee is satisfied that the requirements of applicable laws and regulations, and applicable rules of regulatory authorities, have been met.

16.	Amendment and Termination of Plan
16.1

The Board reserves the right to amend or terminate the Plan at any time if and when it is deemed advisable in the absolute discretion of the Board; provided, however, that no such amendment or termination shall adversely affect any outstanding Options granted under the Plan without the consent of the Optionee. Any amendment to the Plan shall also be subject to acceptance of such amendment or amended Plan for filing by the TSX and, where required by the TSX, the approval of the shareholders of the Company.

17.	No Representation or Warranty
17.1	The Company makes no representation or warranty as to the future market value of any Shares or Optioned Shares.
18.	General Provisions
18.1

Nothing contained in the Plan shall prevent the Company or any of its Affiliates from adopting or continuing in effect other compensation arrangements (subject to shareholder approval if such approval is required by TSX) and such arrangements may be either generally applicable or applicable only in specific cases.

18.2

The validity, construction and effect of the Plan, the grants of Options, the issue of Option Shares, any rules and regulations relating to the Plan any Option Agreement, and all determinations made and actions taken pursuant to the Plan, shall be governed by and determined in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

18.3

If any provision of the Plan or any Option Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person, or Option and the remainder of the Plan and any such Option Agreement shall remain in full force and effect.

18.4

Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates and an Optionee or any other person.

18.5

Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

19.	Term of the Plan
19.1	The Plan shall be effective as of November 28, 2002, subject to its approval by the shareholders of the Company and acceptance for filing by the TSX pursuant to section 14.
19.2

The Plan shall be effective until November 28, 2012 unless the Plan is earlier terminated by the Board pursuant to section 16, and no Option shall be granted under the Plan after that date. Unless otherwise expressly provided in the Plan or in an applicable Option Agreement, the Option Period for any Option granted hereunder will, and any authority of the Board to amend, alter, adjust, suspend, discontinue or terminate any such Option or to waive any conditions or rights under any such Option shall, continue after termination of the Plan on November 28, 2012 or any earlier termination date of the Plan, notwithstanding such termination.

Adopted by the Board: November 28, 2002

Approved by the Shareholders: April 17, 2003

Amended by the Board on September 17, 2003

Accepted for filing by the TSX Venture Exchange: October 22, 2003

Approved by the Shareholders: April 14, 2004

Accepted for filing by the TSX Venture Exchange: August 16, 2004

Approved by the Shareholders: April 16, 2005

Accepted for filing by the TSX Venture Exchange: May 6, 2005

Approved by the Shareholders: April 19, 2006

Accepted for filing by the TSX Venture Exchange: May 18, 2006

Accepted for filing by the TSX: July 5, 2006